Ex.10.84
DYNAMIC FUELS, LLC
(A Development Stage Company)
FINANCIAL STATEMENTS
YEAR ENDED SEPTEMBER 30, 2008 and for the
PERIOD JUNE 22, 2007 (DATE OF INCEPTION)
THROUGH SEPTEMBER 30, 2008
WITH
INDEPENDENT AUDITORS’ REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of
Dynamic Fuels, LLC
We have audited the accompanying balance sheet of Dynamic Fuels, LLC (a development stage company) as of September 30, 2008, and the related statements of operations, members’ equity and cash flows for the year then ended and for the period from June 22, 2007 (date of inception) through September 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Fuels, LLC, as of September 30, 2008, and the results of its operations and its cash flows for the year then ended, and for the period from June 22, 2007 (date of inception) through September 30, 2008, in conformity with accounting principles generally accepted in the United States of America.
/s/ TULLIUS TAYLOR SARTAIN & SARTAIN LLP
Tulsa, Oklahoma
November 20, 2008

DYNAMIC FUELS, LLC
(A Development Stage Company)
BALANCE SHEET
September 30, 2008

Assets
Current assets:
Cash	$25,489,560
Accounts receivable	16,523
Other current assets	3,300,000
Prepaid expenses	368,115

Total current assets	29,174,198

Property, plant and equipment, net	6,954,612
Other	274,240

Total assets	$36,403,050

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$1,130,446
Due to related parties	300,892

Total current liabilities	1,431,338

Members’ equity:
Syntroleum Corporation capital contributions	18,250,000
Tyson Foods, Inc. capital contributions	18,250,000
Deficit accumulated during the development stage	(1,528,288)

Total members’ equity	34,971,712

Total liabilities and members’ equity	$36,403,050

See notes to financial statements.

DYNAMIC FUELS, LLC
(A Development Stage Company)
STATEMENTS OF OPERATIONS

		Period from
		June 22, 2007,
		Date of
	Year ended	Inception, to
	September 30,	September 30,
	2008	2008

Expenses:
General and administrative	$1,470,059	$1,782,162
Depreciation	431	431

Total expenses	1,470,490	1,782,593

Loss from operations	(1,470,490)	(1,782,593)

Interest income	176,936	254,305

Net loss	$(1,293,554)	$(1,528,288)

Allocation of net loss to members:
Syntroleum Corporation	$(646,777)	$(764,144)
Tyson Foods, Inc.	(646,777)	(764,144)

	$(1,293,554)	$(1,528,288)

See notes to financial statements.

DYNAMIC FUELS, LLC
(A Development Stage Company)
STATEMENTS OF MEMBERS’ EQUITY
Period June 22, 2007, (Date of Inception) to September 30, 2008

			Deficit
			Accumulated
	Capital Contributions		During the
	Syntroleum	Tyson	Development
	Corporation	Foods, Inc.	Stage	Total

Balance, June 22, 2007 (date of inception)	$—	$—	$—	$—

Cash contributions	4,250,000	4,250,000	—	8,500,000

Net loss	—	—	(234,734)	(234,734)

Balance, September 30, 2007	4,250,000	4,250,000	(234,734)	8,265,266

Cash contributions	14,000,000	14,000,000	—	28,000,000

Net loss	—	—	(1,293,554)	(1,293,554)

Balance, September 30, 2008	$18,250,000	$18,250,000	$(1,528,288)	$34,971,712

See notes to financial statements.

DYNAMIC FUELS, LLC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

		Period from
		June 22, 2007,
		Date of
	Year ended	Inception, to
	September 30,	September 30,
	2008	2008

Cash Flows from Operating Activities
Net loss	$(1,293,554)	$(1,528,288)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	431	431
Changes in:
Accounts receivable	(16,523)	(16,523)
Other current assets	(3,300,000)	(3,300,000)
Prepaid expenses	(642,355)	(642,355)
Accounts payable	17,709	1,130,446
Due to related parties	(90,338)	300,892

Net cash used in operating activities	(5,324,630)	(4,055,397)

Cash Flows from Investing Activities
Payments for the purchase of property, plant and equipment	(5,447,302)	(6,955,043)

Net cash used in investing activities	(5,447,302)	(6,955,043)

Cash Flows from Financing Activities
Proceeds from capital contributions	28,000,000	36,500,000

Net cash provided by financing activities	28,000,000	36,500,000

Net change in cash	17,228,068	25,489,560

Cash, beginning of year	8,261,492	—

Cash, end of year	$25,489,560	$25,489,560

See notes to financial statements.

DYNAMIC FUELS, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
September 30, 2008
Note 1 — Summary of Significant Accounting Policies
Nature of operations
Dynamic Fuels, LLC, a Delaware limited liability company (the Company), was formed on June 22, 2007, as a joint venture between Syntroleum Corporation (Syntroleum), and Tyson Foods, Inc., (Tyson) (collectively, the Members). The Limited Liability Company Agreement between the Members provides for management and control of the Company to be exercised jointly by representatives of the Members equally, with no member exercising control. The Company is in the development stage and was organized to engage in the development, production, marketing and sale of Bio-Synfined™ renewable fuels produced using Syntroleum’s Bio-Synfining™ technology in the United States including, the development, construction, financing, testing, ownership, operation and maintenance of one or more Bio-Synfined™ renewable fuels production plants. The Bio-Synfining™ technology converts triglycerides and/or fatty acids from fats and vegetable oils with heat, hydrogen and proprietary catalysts to make renewable synthetic fuels, such as diesel, jet fuel (subject to certification), kerosene, naphtha and LPG.
As a limited liability company, the Members are not personally liable for any debts, liabilities, or obligations of the Company beyond the Members’ equity accounts. Income and losses are allocated to the Members on the basis of their ownership.
Cash
At September 30, 2008, the Company had a cash balance in excess of federal insurance limits of approximately $25,413,000.
Other current assets
Other current assets consist of a letter of credit for the contracted purchase of $2,800,000 in plant equipment and a refundable deposit of $500,000 pertaining to the Gulf Opportunity Revenue Bonds.
Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Initial construction costs and plant engineering costs associated with the construction of the synthetic fuels plant are capitalized and included in plant construction in progress. These capitalized costs will be depreciated when the plant is placed in service. Expenditures for repairs and maintenance are charged to expense as incurred, whereas major improvements are capitalized.

Income taxes
As a limited liability company, the Members of the Company report individually the taxable income of the Company. Accordingly, no provision for income taxes has been recorded in the financial statements.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.
Note 2 — Related Party Transactions
The accompanying financial statements include transactions with members of the Company, including engineering, technical, accounting, consulting, and travel expenses associated with plant construction. Expenditures made by the Company during the year to Syntroleum and Tyson were approximately $3,063,319 and $737,748, respectively, and since inception were approximately $3,662,716 and $843,411, respectively. Due to related parties at September 30, 2008, included amounts owed to Syntroleum and Tyson of $222,863 and $78,029, respectively.
Note 3 — Property, Plant and Equipment
Property, plant and equipment consist of the following at September 30, 2008:

Plant construction in progress	$6,941,781
Furniture and automobile	13,262

6,955,043
Accumulated depreciation	431

Property, plant and equipment, net	$6,954,612

Depreciation expense for the year ended September 30, 2008 and since inception was $431.
Note 4 — Commitments and Contingencies
The Company has various construction purchase commitments associated with plant construction. As of September 30, 2008, total commitments were approximately $71 million and are payable throughout 2008, 2009 and 2010, upon completion of construction milestones in accordance with the terms of the various contracts.

Note 5 — Members’ Equity
The Company was initially capitalized on July 13, 2007, with $4,250,000 in capital contributions from each member, respectively. In July 2008, the Members approved plant sanction and each contributed $14 million in capital contributions with a commitment to contribute an additional $6 million by December 31, 2008.
If a member fails to make a capital contribution, it is in default, and its interest in the Company will be diluted by $1.50 per $1.00 not contributed. At its option, the other member may fund the portion of the default, which is considered a loan to the defaulting member at a rate of LIBOR +10 % with a 40-day cure period. The defaulting member may make a full or partial loan repayment and a pro rata portion of lost interest will be restored. If the loan is not repaid, it will be converted into ownership interest for the member making the loan, diluting the defaulting member at a $1.00 per $1.00 of the loan. No member is in default at this time.
Note 6 — Subsequent Events
The Company received approval from the Louisiana State Bond Commission to sell $100 million in Gulf Opportunity Revenue Bonds to partially finance the plant construction. On October 21, 2008, these tax exempt bonds were sold, with maturity in 2033, in the amount of $100 million at an initial floating interest rate of 1.3%. The bonds are backed by a letter of credit from Tyson in the amount of $100 million to guarantee the Company’s obligations under the bonds. This debt financing obtained by the Company has proportionately reduced the amount of equity contributions each member would have been required to make. In addition, an estimated $10 million will be required to be funded proportionately by each member during the second half of 2009 for any plant construction contingencies. The plant is expected to begin commercial operations by the second quarter of 2010.
Effective October 1, 2008, the Company entered into a land and office lease agreement associated with its plant in Geismar, Louisiana, expiring September 30, 2033. Annual lease payments for the land are $2 million and payable in four quarterly installments of $500,000. In addition, infrastructure maintenance fees totaling $101,800 are due annually. The Company paid the entire office lease in advance on October 24, 2008, in the amount of $333,333.